EXHIBIT 99.1

August 20, 2008

FROM:	Anaren, Inc.
6635 Kirkville Road
East Syracuse, NY 13057

CONTACT:	George Blanton, Sr. VP and CFO
315-362-0436
Timothy Ross, Sr. VP Business Development
315-362-0305

ANAREN ANNOUNCES EXECUTION OF
AGREEMENT AND PLAN OF MERGER TO ACQUIRE UNICIRCUIT, INC.

Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) today announced that it has signed an Agreement and Plan of Merger to acquire Unicircuit, Inc. (“Unicircuit”), a Littleton, Colorado based manufacturer of printed circuit boards used in various military and aerospace applications. Unicircuit had net sales of approximately $18.7 million in 2007. Pursuant to the Merger Agreement, Anaren will pay approximately $22.5 million, subject to adjustments in connection with escrow arrangements, certain stockholders' transaction expenses and potential net book value adjustment. Subject to approval by the stockholders of Unicircuit and certain additional closing conditions, the Company anticipates completing the transaction during its first fiscal quarter ending September 30, 2008.

If the transaction is closed, Unicircuit will be integrated into Anaren’s existing Space and Defense Group along with M.S. Kennedy Corp., which was acquired by Anaren on August 1, 2008. Lawrence A. Sala, President and CEO of Anaren, said of the planned transaction “Unicircuit is a leader in high frequency printed circuit board (PCB) technology. The combination of Anaren’s microwave design, assembly and test capabilities coupled with Unicircuit’s high frequency PCB technology will greatly enhance Anaren’s ability to capture integrated microwave assembly opportunities in defense and aerospace applications.”

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements". These statements involve risks and uncertainties that could cause actual results to differ materially from those discussed. These risks and uncertainties include, but are not limited to the ability of the parties to satisfy all closing conditions in the Merger Agreement. You are encouraged to review Anaren's SEC filings to learn more about the various risks and uncertainties facing Anaren's business. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren’s products, visit our Web site at www.anaren.com.